Exhibit 99.1

FOR IMMEDIATE RELEASE                                             CONTACT:
                                                                  Tom Kidd
                                                                  1-877-700-7369

DATE: May 6, 2010 - Orlando, FL

HEADLINE: CEO Issues Letter to Shareholders of DoMark International, Inc.

R. Thomas Kidd, CEO of DoMark International, Inc. (OTCBB:DOMK), issued the following letter to all shareholders today.

Dear Fellow Shareholders:

The purpose of this letter is to update all shareholders on the status of our company and management's efforts to build value into the company.

I was honored to serve as your CEO from May 2008 until my resignation on August 26, 2009. I returned as CEO in April of this year.

During my initial tenure, the company was able to achieve a number of milestones with the hard work and dedication of a number of individuals who worked alongside me and shared my vision for the company. Your company was able to close a number of acquisitions in different business segments, build its balance sheet and shareholder equity, retire millions of dollars in debt and seat a Board of Directors comprised of individuals with a wide array of experience from diverse disciplines. The company was positioned to continue its growth through acquisitions and consolidations, even in the midst of economic and equity market challenges. In the summer of 2009, company management and the Board determined it was in the best interest of the company and its shareholders to rescind several acquisitions and to sell its wholly owned operating subsidiary Javaco, Inc. to JBI, Inc.

My plan since returning to the company is to continue the company's business plan of acquiring an interest in one or more operating companies. As management proceeds with its efforts to execute the company's business plan, updates will be provided on the company's progress from time to time in the company's SEC filings. Although management feels that the execution of the company's business plan of acquiring an interest in one or more operating companies will be successful, no assurance can be given that the company will achieve these objectives.

I can assure you that I am aligned with the interests of the company shareholders. I am a shareholder as well. For now I will not be receiving salary compensation as CEO, a director, or in any other capacity as an employee, officer, director or contractor, and I will only receive reimbursement for expenses incurred in the performance of my duties as CEO.

During the next several months, the company will be engaged in efforts directed towards resolving the Victory Lane matter and pursuing its business model to build value for all shareholders. The company also intends to remain current in its SEC reporting requirements, and intends to maintain its listing status. I am excited and enthusiastic about the opportunity to build value for all shareholders and I hope you join me in achieving these objectives.

Sincerely,

R. Thomas Kidd
CEO

Forward-Looking Statements

Certain of the above statements contained in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results, events and circumstances (including future performance, results and trends) could differ materially from those set forth in such statements due to various factors, risks and uncertainties, including but not limited to, risks associated with the company's future growth and operating results, the uncertainty of market acceptance of the company's business plan, competitive factors and general economic conditions. DoMark International, Inc. has no duty and undertakes no obligation to update such statements.